STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE                             EXHIBIT  11
(In thousands, except share information; unaudited)

                                                                     Second quarter ended            Six months ended
                                                                             September 30                September 30
                                                               ----------------------------      --------------------
                                                                      1999          1998          1999          1998
                                                                      ----          ----          ----          ----
BASIC EARNINGS PER SHARE

Net income applicable to common stock......................... $     2,210   $     4,018   $     3,472   $    6,033
                                                                    ======        ======        ======       ======

Basic average shares outstanding..............................  12,947,026    12,815,865    12,940,178    12,812,853

 Basic earnings per common share - net........................ $      0.17   $      0.31   $      0.27   $      0.47

DILUTED EARNINGS PER SHARE
 Net income applicable to common stock........................ $     2,210   $     4,018   $     3,472   $     6,033
Add    - after-tax interest expense on 7 1/4% convertible
         subordinated debentures at November 1................         825           825         1,650         1,650
                                                                   -------       -------       -------         -----

Net income applicable to common stock......................... $     3,035   $     4,843   $     5,122   $     7,683
                                                                     =====        ======        ======         =====

Basic average shares outstanding..............................  12,947,026    12,815,865    12,940,178    12,812,853
Increase in shares outstanding assuming
       - conversion of 7 1/4% convertible subordinated
         debentures at November 13, 1991......................   2,348,536     2,348,536      2,348,536    2,348,536


Diluted average shares outstanding............................  15,295,562    15,164,401    15,288,714    15,161,389

Diluted earnings per common share - net....................... $      0.19*  $      0.32*  $      0.34*  $      0.51*


Calculation of diluted earnings per share includes adjustments, which are antidilutive. Therefore, basic and diluted are shown as the same on the face of the income statement.

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